Exhibit h(i)

                            ADMINISTRATION AGREEMENT

     AGREEMENT is made this ___ day of _________, 2001 by and between Investors Research Fund, Inc., a Delaware business Trust (the "Trust"), and Investment Company Administration, L.L.C., an Arizona limited liability company (the "Administrator").

                                   WITNESSETH

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), and

     WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services in connection with the management of the operations of the portfolio of the Trust and the Administrator is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants, herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Trust hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the operations of the Trust for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law; the Trust's Declaration of Trust, Bylaws, prospectuses and statements of additional information; and the instructions of the Board of Trustees of the Trust.

     2. SERVICES ON A CONTINUING BASIS. The Administrator will perform on a regular basis (daily, weekly or as otherwise appropriate) all administrative services required for the operation of the Trust and its portfolio (other than those services provided by the Trust's investment adviser, distributor, custodian, transfer agent, accounting agent, independent accountant and legal counsel), including without limitation those services detailed on the attached Administrative Services list.

     The Administrator agrees that all registration statements and similar materials filed with the Securities and Exchange Commission (the "SEC") in connection with the Trust's registration with the SEC, and all proxy statements and related materials filed with the SEC in connection with meetings of the shareholders of the Trust, will be provided to counsel to the Trust and an appropriate officer of the Trust in a reasonable time before filing and public distribution.

     3. RESPONSIBILITY OF THE ADMINISTRATOR. The Administrator shall be under no obligation to expand its duties beyond those set forth in this agreement except as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable
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care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

     4. RELIANCE UPON INSTRUCTIONS. The Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Trustees of the Trust and subject to Section 3 hereof, shall incur no liability to the Trust or the investment adviser to any portfolio of the Trust in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Trustees of the Trust to give oral or written instructions on behalf of the Trust or any portfolio.

     5. CONFIDENTIALITY. The Administrator and its employees shall treat confidentially and shall not provide to any other person all records and other information relative to the Trust and each portfolio of the Trust and all prior, present or potential shareholders thereof except after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     6. EQUIPMENT FAILURES. The Administrator will take reasonable steps to ensure that its services (and those of its third party suppliers) provided under this Agreement reflect the available state of the art technology with respect to Year 2000 compliance. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

     7. COMPENSATION. Except as otherwise stated in this Agreement, the Administrator shall pay all expenses incurred by it in performing its services hereunder. Except as otherwise agreed upon by the Trust with other service providers, the Trust shall bear all other expenses of its operation. The Administrator agrees that it will coordinate with the management of the Trust the nature and level of the expenses to be borne by the Trust. As compensation for services rendered by the Administrator during the term of this Agreement, the Administrator shall receive a fee as defined in Appendix A.

     8. INDEMNIFICATION. The Trust agrees to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, reasonably arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the

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request of or in reliance upon the advice of the Board of Trustees of the Trust, provided that the Administrator will not be indemnified against any liability to the Trust or to its shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence, negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Trust and each of its Trustees from all claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence, negligence or reckless disregard of its duties and obligations under this Agreement.

     9. DURATION AND TERMINATION. This Agreement shall continue until termination by the Trust (by resolution of the Board of Trustees) or the Administrator on 60 days' written notice to the other party. All notices and other communications hereunder shall be in writing.

     10. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought, provided such amendment is specifically approved by the Board of Trustees of the Trust.

     11. NOTICES. All notices to a party hereunder shall be in writing and personally delivered, sent by registered or certified mail with return receipt requested, or communicated by telegram, telex, or facsimile transmission, or to the address of such party set forth on the signature page of this Agreement, or to such other address of which a party may from time to time notify the other party.

     12. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in California and governed by California law (without regard to principles of conflicts of law). If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date first written above.


                                    INVESTORS RESEARCH FUND, INC.


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    Address: 11111 Santa Monica Blvd., Ste.  820
                                             Los Angeles, CA 90025


                                    INVESTMENT COMPANY ADMINISTRATION, L.L.C


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    Address: 2020 E. Financial Way
                                             Glendora, CA 91741

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                                   APPENDIX A

ADMINISTRATION SERVICES FEES:

          BASIS POINTS                AVERAGE NET ASSETS
          ------------                ------------------
          .10%                        First $200 million
          .05%                        Next $300 million
          .03%                        Thereafter

          PER FUND ANNUAL MINIMUMS
          ------------------------
          $40,000                     Per Fund
          $15,000                     For each additional share class

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